FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-192852

American Energy Capital Partners – Energy Recovery Program, LP
Supplement No. 9 dated February 27, 2015 to the Prospectus dated May 8, 2014

The Prospectus for American Energy Capital Partners — Energy Recovery Program, LP, or the Company, consists of this Supplement No. 9, the Prospectus dated May 8, 2014, Supplement No. 1 dated June 18, 2014, Supplement No. 2 dated July 21, 2014, Supplement No. 3 dated August 14, 2014, Supplement No. 4 dated November 14, 2014, Supplement No. 5 dated November 26, 2014, Supplement No. 6 dated December 24, 2014, Supplement No. 7 dated January 29, 2015 and Supplement No. 8 dated February 6, 2015. This Supplement No. 9 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7 and Supplement No. 8.

Litigation.  The following disclosure is added to the section entitled “Litigation” of the Prospectus.

“On February 17, 2015 Chesapeake Energy Corporation (“CHK”) filed suit in the District Court of Oklahoma County, Oklahoma against American Energy Partners, LP (“AELP”), and certain other affiliates of the Manager. CHK alleged that Mr. McClendon misappropriated confidential information and trade secrets from CHK, which he subsequently used for the benefit of AELP and the named AELP affiliates. CHK’s claims against AELP and the AELP affiliates include violation of the Oklahoma Uniform Trade Secrets Act, aiding and abetting in Mr. McClendon’s breach of fiduciary duty and usurpation of corporate opportunities, and tortious interference with CHK’s prospective business relationships and CHK seeks an unspecified dollar amount of damages, punitive damages, and a permanent injunction from using CHK’s trade secret information and other relief. Mr. McClendon, AELP, the named AELP affiliates and The Energy and Minerals Group, a primary equity sponsor of AELP affiliates, immediately countered the CHK filing with separate statements asserting that CHK’s claims are baseless and without merit and that they intend to defend themselves vigorously against CHK’s lawsuit and the claims therein. There are no claims asserted against the Manager and we do not believe that this matter will have a material adverse effect on our operations, financial condition or prospects.”